Exhibit 10(a)

Description of Amendment to Lincoln National Corporation Executive Deferred Compensation Plan for Employees, as Amended and Restated August 1, 2002:

Effective as soon as practicable after January 13, 2005: removal of the existing cap on the amount of annual bonus (50% of bonus in excess of $100,000) that qualifies as compensation eligible for purposes of the company matching contribution credits.